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                                                                    EXHIBIT 99.5


GOLDMAN, SACHS & CO.


PERSONAL AND CONFIDENTIAL

December 11, 2000

Board of Directors
Marvell Technology Group Ltd.
Richmond House
3rd Floor
12 Par la Ville Road
Hamilton, HM DX, Bermuda


Re:  Registration Statement (File No. 333-50206) of Marvell Technology Group
     Ltd.

Ladies and Gentlemen:

Attached is our opinion letter dated October 16, 2000 with respect to the fairness from a financial point of view to Marvell Technology Group Ltd. (the "Company") of the exchange ratio of 0.674 shares of Common Stock, par value $0.002 per share, of the Company to be exchanged for each Ordinary Share, par value New Israeli Shekels 0.01 per share, of Galileo Technology Ltd. ("Galileo") pursuant to the Agreement of Merger, dated as of October 16, 2000, among the Company, Toshack Acquisitions, Ltd., a wholly-owned subsidiary of the Company, and Galileo.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Marvell's Financial Advisor," "The Merger - Background of the Merger," "The Merger - Recommendation of the Marvell Board of Directors and Marvell's Reasons for the Merger," and "The Merger - Opinion of Marvell's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.